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                                                                    EXHIBIT 99.2

                                                    [LYONDELL LOGO APPEARS HERE]

NEWS
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ONE HOUSTON CENTER, 1221 MCKINNEY AVE., P.O. BOX 3646, HOUSTON, TEXAS
77253-3646  (713)652-7200

                                                           FOR IMMEDIATE RELEASE

                  LYONDELL PROVIDES UPDATE ON COKER DOWNTIME

     Houston, May 27, 1998 - Lyondell Petrochemical Company (NYSE:LYO) reported today that results for LYONDELL-CITGO Refining Company Ltd. (LCR) for the second quarter of 1998 are expected to be impacted by unplanned downtime at the older of the refinery's two coking units, as well as previously announced planned maintenance at other units at the refinery. These events have limited LCR's ability to fully upgrade the crude oil to light products thereby impacting the favorable economics of running the Venezuelan crude oil.
     Repairs on the coker unit, which has been down since May 17, as well as the scheduled maintenance turnarounds are currently expected to be completed by the first week in June, at which time the units will be returned to service. Nevertheless, the impact of the downtime at the units, as well as a significantly weaker aromatics market, are expected to result in an approximately $20 million reduction in LCR's before tax operating profit from the first quarter of 1998. This will impact Lyondell's earnings per share by approximately 10 cents per share in the second quarter. However, LCR's second half performance is expected to enable LCR to achieve its targeted earnings for the year.

LYONDELL PETROCHEMICAL COMPANY is a major chemical and refining company, with majority ownership positions in the premier olefins, polymers and refining companies in North America. Lyondell currently has a 58.75% interest in LYONDELL-CITGO Refining Company Ltd., one of the largest refiners in the United States, processing very heavy Venezuelan crude oil to produce gasoline, low sulfur diesel and jet fuel.

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For information, contact:
Media - Jackie Wilson (713)652-4596
Investors - Kevin DeNicola (713)652-4590